                                                            EXHIBIT 99.2

                                                            News Release

64 Sidney Street
Cambridge
Massachusetts
02139-4136 USA


                                 Alkermes



For Immediate Release
---------------------

                  ALKERMES AND GENENTECH EXPAND COLLABORATION
                  TO DEVELOP PROLEASE(R) HUMAN GROWTH HORMONE

        Multi-center U.S. pediatric clinical trial commences following successful outcome of Phase I adult study

Cambridge, MA/South San Francisco, CA, November 14, 1996 -- Alkermes, Inc. (NASDAQ: ALKS) and Genentech, Inc. (NYSE: GNE) announce today that based upon the encouraging results of a recently completed Phase I clinical trial of ProLease human growth hormone in adults, the parties have signed an expanded collaboration agreement and started a multi-center Phase I/II clinical trial in children with growth hormone deficiency. Assuming the development of the product candidate proceeds as planned, funding to Alkermes for this phase of the collaboration will support clinical manufacturing, process development and clinical trials and is expected to be in excess of $20 million.

ProLease human growth hormone is a sustained release formulation of Genentech's recombinant human growth hormone (hGH) based on Alkermes' ProLease injectable sustained release drug delivery system. Genentech's hGH products, Protropin(R), Nutropin(R), and Nutropin AQ/TM/, are approved for marketing in the United States for the treatment of children with growth hormone deficiencies and growth failure due to renal insufficiency. ProLease hGH is designed to reduce the need for daily injections of hGH by encapsulating the drug in microspheres that, once injected, slowly release hGH over a period of weeks.

"This phase of our collaboration with Alkermes will advance ProLease hGH into expanded clinical trials," said William D. Young, Executive Vice President of Genentech, Inc. "Genentech is committed to improving the lives of patients with growth hormone deficiency and other growth disorders. We believe that Alkermes' ProLease drug delivery system could offer important advantages for patients receiving growth hormone therapy."

Pursuant to the joint development and commercialization agreement announced today, Alkermes is scaling-up the manufacturing process and manufacturing supplies of ProLease hGH to support clinical trials. In addition, Alkermes will conduct the clinical trails of ProLease hGH in growth hormone deficient children, including the multi-center Phase I/II clinical trial that was announced today.

The dose ranging Phase I/II clinical trial will test the safety, pharmacokinetics and preliminary efficacy of multiple doses of ProLease hGH administered to children with growth hormone deficiency.

"We believe that reducing the need for daily injections would greatly benefit growth hormone deficient children, their parents and physicians," said Richard
F. Pops, Chief Executive Officer of Alkermes. "Genentech is a recognized leader in the development and commercialization of hGH. The expansion of our collaboration for ProLease hGH, and the commencement of this clinical trial, are important milestones in the development of this product candidate."

The two companies announced the initial phase of their collaboration in January 1995. Pursuant to the agreement, Genentech provided $3.5 million of funding to Alkermes to develop and test a ProLease formulation of hGH through adult Phase I clinical trials. Upon the completion of the first clinical study, which occurred in August 1996, Genentech had the option to proceed into an expanded joint development and commercialization phase. After exercising this option pursuant to the agreement announced today, Genentech has obtained a license to Alkermes' ProLease technology for Genentech's hGH. In addition to the funding described above, Alkermes could potentially receive from Genentech as much as $10 million in milestone payments as well as manufacturing payments and royalties based on product sales.

In a separate announcement, Alkermes today announced results from a Phase I clinical trail of ProLease hGH which were presented today at the Second International Meeting of the Growth Hormone Research Society in London, England.

Genentech is a leading biotechnology company that discovers, develops, manufactures, and markets human pharmaceuticals for significant unmet medical needs. The company has headquarters in South San Francisco, California and is traded on the New York and Pacific Stock Exchanges under the symbol GNE.

Alkermes, Inc. develops products based on sophisticated drug delivery technologies, Alkermes' focus is on two important drug delivery opportunities:
(1) controlled, sustained release of injectable drugs lasting several days to several weeks; and (2) the delivery of drugs into the brain past the blood-brain barrier. In addition to its Cambridge, Massachusetts headquarters, Alkermes operates a manufacturing facility in Ohio and a medical affairs office in Cambridge, England.

The expected results stated above constitute forward-looking statements under Federal securities laws. Consequently, actual results may differ materially from expectations. Meaningful factors that may affect the realization of these expected results include: (i) Alkermes could not be

                                    -more-
permitted by regulatory authorities to undertake additional clinical trials for the product candidates; (ii) product candidates could be ineffective or unsafe during clinical trials; and (iii) technological change in the pharmaceutical industry could render the product candidates obsolete or noncompetitive. For further discussion of factors that may affect expected results, see Alkermes' Annual Report on Form 10-K for the fiscal year ended March 31, 1996.


                                      ###

Contact
-------
Richard F. Pops             Kathleen R. Rinehart
Chief Executive Officer     Genentech, Inc.
Alkermes, Inc.              (415)225-8681
(617) 494-0171

Press Relations:            Thomas A. Pearson
                            Pearson Communications
                            (610) 407-9260

Investor Relations:         Reagan Codner         Susan Bentley
                            Burns McClellan       Genentech, Inc.
                            (212) 505-1919        (415) 225-1034